Exhibit 10.9
STRATA CRITICAL MEDICAL, INC.
FLIGHT BENEFIT POLICY FOR INDEPENDENT DIRECTORS, CO-CHIEF EXECUTIVE OFFICERS AND CERTAIN OTHER OFFICERS

Strata Critical Medical, Inc. (the “Company”) recognizes that certain Independent Members of the Board of Directors (the “Directors”), the co-Chief Executive Officers (the “CEOs”) and certain other members of management (the “Other Officers”) of the Company may want to utilize Company services for personal travel. The Company believes that personal use of Company services helps to strengthen the Directors’, CEOs’ and Other Officers’ connection to the Company and strengthens our relationships. The purpose of this Flight Benefit Policy (the “Policy”) for the Directors, the CEOs and Other Officers is to provide appropriate guidelines to the Directors, the CEOs and the Other Officers for utilizing Company services for personal travel.

Subject to the Policy, the Directors, the CEOs and the Other Officers can arrange personal travel on Company flights at no charge for up to the following number of flight hours on the Company’s network of owned, dedicated and contracted aircraft during each calendar year (the “Annual Flight Allowance”): 10 flight hours for the Directors; 20 flight hours for the CEOs; and up to 20 flight hours to be allocated to Other Officers at the discretion of the CEOs. Flight hours flown will apply to the Annual Flight Allowance as follows: 0.7 of a flight hour for each hour flown on a turboprop aircraft, 1.0 flight hours for each hour flown on light jet aircraft and 1.2 flight hours for each hour flown on mid-sized jet aircraft, as billed by the operating carrier. The Directors, the CEOs and the Other Officers will be responsible for the payment of the value of any Company flight in excess of their remaining Annual Flight Allowance.

The Directors, the CEOs and the Other Officers may only redeem their Annual Flight Allowance on behalf of themselves, their immediate family and guests.

Regardless of the amount of income, if any, reported in respect of Company flights, each Director, CEO and Other Officer is solely responsible for all taxes in respect of cash and non-cash compensation from the Company, including imputed income.

The Annual Flight Allowance will expire on December 31 of the applicable calendar year. Upon request, any Director, CEO and Other Officer may extend the expiration of any unused, expiring Annual Flight Allowance for an additional twelve months (i.e., to expire on December 31 of the following year), provided that no more than 50% of the respective Annual Flight Allowance may be extended (i.e., the Directors may only extend up to 5 flight hours of their unused, expiring Annual Flight Allowance and the CEOs and the Other Officers may only extend up to 10 flight hours of their unused, expiring Annual Flight Allowance).

In periods of limited capacity, any flight for paying customers will take priority over flights organized for Directors’, CEOs’ or Other Officers’ personal travel. At all times, flights pursuant to the Policy must be operated by the Company’s in-network operators or at pricing that is consistent with the same. Directors, CEOs and Other Officers must obtain approval from the Head of Fixed Wing Operations for any flights.

For tax purposes, the value of the charter flight will be determined in accordance with the Internal Revenue Service’s Standard Industry Fare Level (SIFL) calculation and treated as imputed income (taxable) for the applicable Director, CEO or Other Officer.

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Effective as of September 1, 2025, this Policy amends and restates the Blade Air Mobility, Inc. Flight Benefit Policy for the Board of Directors and Named Executive Officers